UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 19, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into a purchase and sale agreement with Plaza Center Property LLC (the “Seller”) to acquire two office buildings containing a total of 490,096 rentable square feet located in Bellevue, Washington (the “Plaza Buildings”).  The Seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. The Company made a deposit of $10.0 million under the purchase and sale agreement. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the Plaza Buildings only after satisfactory completion of agreed upon closing conditions.  There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $10.0 million of earnest money. The contractual purchase price of the Plaza Buildings is $186.5 million plus closing costs. The Company intends to fund the purchase of the Plaza Buildings with proceeds from debt financing and cash on hand.
The Plaza Buildings were built in 1978 and 1983 and were both renovated in 2007. The Plaza Buildings are currently 81% leased to 53 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (excluding rental abatements), for the tenants of the Plaza Buildings is approximately $10.8 million. The current weighted-average remaining lease term for the tenants is approximately 4.3 years and the current weighted-average annual rental rate over the remaining lease term is $31.20 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 23, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer